MASTER AGREEMENT BETWEEN OWNER AND NELSON ENGINEERING, INC.
C17072R1 Expansion to 90 MGY Dakota Ethanol LLC
November 30, 2017

ARTICLE 10 - AVAILABILITY OF LANDS; DIFFERING SITE CONDITIONS;

ARTICLE 15 - TESTS AND INSPECTIONS; CORRECTION, REMOVAL OR

EXHIBIT A - SCOPE OF WORK
EXHIBIT B - PRELIMINARY PROGRESS SCHEDULE
EXHIBIT C - NEI INSURANCE COVERAGE
EXHIBIT D - NOTICE TO PROCEED
EXHIBIT E - SCHEDULE OF VALUES
EXHIBIT F - PROCESS AGREEMENT

NELSON ENGINEERING

MASTER AGREEMENT
BETWEEN OWNER AND NELSON ENGINEERING, INC.

THIS AGREEMENT is by and between Dakota Ethanol LLC (OWNER) and Nelson Engineering, Inc. (NEI) (collectively, OWNER and NEI may be referred to herein as the “Parties”).
OWNER and NEI hereby agree as follows:
ARTICLE 1 - DEFINITIONS AND TERMINOLOGY
1.01    Defined Terms

A.
Wherever used in the Contract Documents and printed with initial capital letters, the following terms have meanings indicated which are applicable to both the singular and plural thereof. In addition to terms specifically defined, terms with initial capital letters in the Contract Documents include references to identified articles and paragraphs, and the titles of other documents or forms.

1.	Agreement: This master agreement between OWNER and NEI covering the Work. The Agreement supersedes prior negotiations, representations, or agreements, whether written or oral.

2.
Application for Payment: The form which is to be used by NEI in requesting progress or final payments and which is to be accompanied by such supporting documentation as is required by the Contract Documents.

3.	Bonds: Performance and payment bonds and other instruments of security.

4.
Change Order: A written order which is signed by NEI and OWNER which authorizes an addition, deletion or revision in the Work, or an adjustment in the Contract Price or the Contract Times, issued on or after the Effective Date of the Agreement.

5.
Claim: A demand or assertion by OWNER or NEI seeking an adjustment of Contract Price or Contract Times, or both or other relief with respect to the terms of the Contract. A demand for money or services by a third party is not a claim.

6.
Conceptual Documents: The drawings and specifications and/or other graphic or written materials, criteria and information concerning OWNER's requirements for the Project, such as design objectives and constraints, space, capacity and performance requirements, flexibility and expandability, including those items enumerated in the Request for Proposals which show or describe the character and scope of, or relate to, the Work to be performed or furnished and which have been prepared by or for OWNER.

7.
Construction: The part of the Work that is the result of performing or furnishing of labor, the furnishing and incorporating of materials and equipment into the Work and the furnishing of services (other than Design Professional Services) and documents, all as required by the Contract Documents.

8.	Contract Documents: Those items so designated in the Agreement. Only printed or hard copies of the items listed in the Agreement are Contract Documents.

9.	Contract Price: The moneys payable by OWNER to NEI for completion of the Work in accordance with the Contract Documents.

10.
Contract Times: The numbers of days or the dates stated in the Agreement to (i) achieve Substantial Completion, and (ii) complete the Work so that it is ready for final payment in accordance with Paragraph 6.03.

11.

11.
Design Professional Services: That part of the Work comprised of services relating to the preparation of Drawings, Specifications, and other design submittals specified by the Contract Documents and required to be performed by licensed design professionals, as well as other services provided by or for licensed design professionals during Bidding/Negotiating, Construction, or Operational phases.

12.
Drawings: Those portions of the Contract Documents prepared by or for NEI and approved by OWNER consisting of drawings, diagrams, illustrations, schedules and other data which show the scope, extent, and character of the Work.

13.	Effective Date of the Agreement: The date on which the Agreement is signed and delivered by the last of the two Parties to sign and deliver.

14.
Hazardous Environmental Condition: The presence at the Site of asbestos, Hazardous Waste, PCB's, Petroleum Products or Radioactive Materials in such quantities or circumstances that may present a substantial danger to persons or property exposed thereto in connection with the Work.

15.	Hazardous Waste: The term Hazardous Waste shall have the meaning provided in Section 1004 of the Solid Waste Disposal Act (42 USC Section 6903) as amended from time to time.

16.	Laws or Regulations: Any and all applicable laws, rules, regulations, ordinances, codes, and orders of any and all governmental bodies, agencies, authorities and courts having jurisdiction.

17.	Liens: Charges, security interests or encumbrances upon real property or personal property.

18.	Notice to Proceed: A written notice given by OWNER to NEI fixing the date on which the Contract Times will commence to run and on which NEI shall start to perform the Work.

19.	OWNER: The individual or entity with whom NEI has entered into the Agreement and for whom the Work is to be performed.

20.	OWNER's Consultant: An individual or entity with whom the OWNER may contract to furnish services to OWNER with respect to the Project and who is identified as such in the Contract Documents.

21.
Partial Utilization: Use by OWNER of a substantially completed part of the Work for the purpose for which it is intended (or a related purpose) prior to Substantial Completion of all the Work. The term "partially utilized" as applied to all or part of the Work refer to Partial Utilization thereof.

22.	PCBs: Polychlorinated biphenyls.

23.
Petroleum: Petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), such as oil, petroleum, fuel oil, oil sludge, oil refuse, gasoline, kerosene, and oil mixed with other non-Hazardous Wastes and crude oils.

24.	Project: The total construction of which the Work to be provided under the Contract Documents may be the whole, or a part as indicated elsewhere in the Contract Documents.

25.	Proposal: The documents submitted by NEI in response to the Request for Proposals setting forth the design concepts, proposed prices, and other conditions for the Work to be performed.

26.	Punch List: A list of items within a project, prepared by the OWNER and confirmed by NEI which remain to be corrected or completed at the time of Substantial Completion.

27.	Radioactive Material: Source, special nuclear, or byproduct material as defined by the Atomic Energy Act of 1954 (42 USC Section 2011 et seq.) as amended from time to time.

28.
Request for Proposals: The document prepared by or for OWNER specifying and describing OWNER's objectives and the procedure to be followed in preparing and submitting a Proposal and awarding a contract.

29.
Retainage: A portion of the Contract Price or progress payments under an Application for Payment withheld by OWNER until final completion of the Work or a portion thereof. For purposes of this Agreement, Retainage shall equal 5% of the Application for Payment or Contract Price (as applicable).

30.	Schedule of Values: A schedule prepared by NEI and acceptable to OWNER indicating that portion of the Contract Price to be paid for each major component of the Work.

31.
Site: Lands or other areas designated in the Contract Documents as being furnished by OWNER upon which Construction is to be performed, including rights-of-way and easements for access thereto, and such other lands furnished by OWNER which are designated for use of NEI.

32.
Specifications: The part of the Contract Documents prepared by or for NEI and approved by OWNER consisting of written technical descriptions of materials, equipment, construction systems, standards and workmanship as applied to the Work and certain administrative details applicable thereto.

33.	Subcontractor: An individual or entity other than a Supplier having a direct contract with NEI or with any other Subcontractor for the performance of a part of the Work.

34.
Transmittal: A written or graphic document prepared by or for NEI which is required by the Contract Documents to be submitted to OWNER by NEI. Transmittals may include Drawings, Specifications, progress schedules, shop drawings, samples, cash flow projections, and Schedules of Values. Transmittals other than Drawings and Specifications are not Contract Documents.

35.
Substantial Completion: The time at which the Work (or a specified part) has progressed to the point where it is sufficiently complete, in accordance with the Contract Documents, so that the Work (or a specified part) can be utilized for the purposes for which it is intended. The terms "substantially complete" and "substantially completed" as applied to all or part of the Work refer to Substantial Completion thereof.

36.
Supplier: A manufacturer, fabricator, supplier, distributor, material man or vendor having a direct contract with NEI or with any Subcontractor to furnish materials or equipment to be incorporated in the Work by NEI or any Subcontractor.

37.
Work: The entire design and construction or the various separately identifiable parts thereof required to be performed or furnished under the Contract Documents. Work includes and is the result of performing or furnishing Design Professional Services and Construction required by the Contract Documents.

1.02	Terminology

A.	The words and terms discussed in Paragraph 1.02B are not defined terms but when used in the Contract Documents have the indicated meanings.

B.	Intent of Certain Terms or Adjectives:

1.	The word “day” shall constitute a calendar day of 24 hours measured from midnight to the next midnight.

2.
The word "defective," when modifying the word "Construction" or “Work” refers to Construction or Work that is faulty, or deficient in that it does not conform to the Contract Documents, or has been damaged prior to OWNER's final payment (unless responsibility for the protection thereof has been assumed by OWNER at Substantial Completion) provided that the defect was not caused by OWNER.

3.
The word "furnish," when used in connection with services, materials, or equipment, shall mean to supply and deliver said services, materials or equipment to the Site (or some other specified location) ready for use or installation and in usable or operable condition.

4.
The word "install," when used in connection with services, materials, or equipment, shall mean to put into use or place in final position said services, materials or equipment or equipment complete and ready for intended use.

5.
The words "perform" or "provide" when used in connection with services, materials, or equipment, shall mean to furnish and install said services, materials, or equipment complete and ready for intended use.

6.	When "furnish," "install," "perform," or "provide" is not used in connection with services, materials, or equipment in a context clearly requiring an obligation of NEI, "provide" is implied.

7.
Unless stated otherwise in the Contract Documents, words or phrases that have a well‑known technical or construction industry or trade meaning are used in the Contract Documents in accordance with that meaning.

ARTICLE 2 - WORK

2

2.01	NEI shall complete all Work as specified or indicated in the Contract Documents.
The Work is detailed in NEI’s Proposal PR17072R3 Expansion to 90 MGY dated November 28, 2017.
ARTICLE 3 - THE PROJECT

3

3.01	The Project, of which the Work under the Contract Documents may be the whole or only a part, is generally described as follows:
Expansion of OWNER’s fuel ethanol production facility in Wentworth, SD.

ARTICLE 4 - CONTRACT TIMES

4

4.01
The Contract Times will commence to run on the day indicated in the Notice to Proceed; provided, however, in no event shall the Contract Times commence to run before the satisfaction of all of the following conditions precedent; (i) OWNER has provided to NEI sufficient evidence, in NEI’s sole discretion, that OWNER has obtained adequate financing to pay the Contract Price and complete the Project, (ii) the entire amount of the Down Payment is paid pursuant to the Proposal and/or Paragraph 6.01 of the Agreement between OWNER and NEI, and (iii) all permits required prior to commencement of Construction have been obtained by OWNER and such permits contain requirements to which NEI has given its written approval. OWNER shall provide the Notice to Proceed, along with supporting documentation sufficient to evidence satisfaction of the conditions precedent, to NEI and, upon NEI’s determination that the conditions precedent have been met, NEI shall commence Work at the Site. To the extent NEI is not satisfied that the conditions precedent have been met, NEI shall notify OWNER of the deficiency in writing, and may withhold commencement of Work until such deficiency is cured. NEI’s commencement of construction activities at the Site shall be deemed an acceptance of the conditions precedent, unless otherwise agreed in writing between the Parties.

All progress payments due and owing under this Agreement shall be payable regardless of whether the OWNER has issued a Notice to Proceed.

4.02	Starting the Work

Except for the Work NEI deems necessary to perform prior to the commencement of the Contract Times, NEI shall start to perform the Work on the date or within a reasonable time after the Contract Times commences to run.

4.03	Preliminary Schedules and Proof of Insurance

A.	A Preliminary Progress Schedule is attached as Exhibit B.

B.
A Schedule of Values for the Work, which includes prices of items aggregating the Contract Price, is attached hereto as Exhibit E. The Schedule of Values subdivides the Work into component parts to serve as the basis for progress payments during performance of the Work and includes a pro rata amount of overhead and profit applicable to each item of Work.

C.
Before any work at the Site is started, NEI and OWNER shall each deliver to the other, with copies to each additional insured, certificates of insurance (and other evidence of insurance which either of them or any additional insured may reasonably request) which NEI and OWNER respectively are required to purchase and maintain in accordance with Article 8 of the Agreement.

4.04	Partial Utilization

A.
Prior to Substantial Completion of all the Work, OWNER may use or occupy any substantially completed part of the Construction which (i) has specifically been identified in the Contract Documents, or (ii) OWNER and NEI agree constitute a separately functioning and usable part of the Construction that can be used by OWNER for its intended purpose without significant interference with NEI’s performance of the remainder of the Construction, subject to the following:

1.
OWNER at any time may request NEI in writing to permit OWNER to use or occupy any such part of the Construction which OWNER believes to be ready for its intended use and substantially complete. If NEI agrees that such part of the Work is substantially complete, NEI and OWNER will follow the procedures of Paragraph 4.05 for that part of the Construction.

2.
NEI at any time may notify OWNER in writing that NEI considers any such part of the Work ready for its intended use and substantially complete. NEI and OWNER will then follow the procedures of Paragraph 4.05 for that part of the Construction.

3.	No use or occupancy of part of the Construction will be accomplished prior to compliance with the requirements of Paragraph 8.06 regarding property insurance.

4.05	Substantial Completion

B.
When NEI or OWNER believes the Work, or a portion thereof, is Substantially Complete, OWNER and NEI shall make an inspection of the Work to determine the status of completion. OWNER and NEI shall jointly inspect the Work and identify in writing any and all Punch List Items to be completed or corrected. At the time of preparation of the Punch List Items, the Parties shall also make a written determination as to division of authority and responsibilities between OWNER and NEI with respect to security, safety, maintenance, heat, utilities, insurance, and operating parameters with respect to the Project pending completion of the Punch List Items. Within five days of the inspection, NEI will prepare and deliver to OWNER a Certificate of Substantial Completion which shall fix the date of Substantial Completion. Attached to the certificate shall be a list of items to be completed or corrected before final payment (Punch List Items). If OWNER does not reject the certificate within five days of receipt in writing, giving reasons therefore, the OWNER shall have accepted the date of Substantial Completion.

C.
Notwithstanding the foregoing, if OWNER uses any portion of the Work for its intended purpose, OWNER shall have accepted that portion of the Work as Substantially Complete. NEI shall issue the Certificate of Substantial Completion with the date of Substantial Completion fixed as the date which OWNER began use of that portion of the Work.

4.06	Final Inspection

D.
Upon written notice from NEI that the entire Work or an agreed portion thereof is complete (including applicable punch list items and any corrections to defective Work), OWNER will make a final inspection with NEI and will notify NEI in writing of all particulars in which this inspection reveals that the Work is incomplete or defective. NEI shall immediately take such measures as are necessary to complete such Work or remedy such deficiencies.

4.07
NEI shall not be liable, directly or indirectly, for any delay in the Work schedule caused by carriers; damage to equipment while in transit to site; labor difficulties, shortages, strikes, or stoppages of any sort; explosions; fires; floods; storms; accidents or other acts of God or Force Majeure; any statute, regulation, administrative order or decree; order or judgment of a court of law; approval of building or environmental permits; or other causes beyond NEI’s reasonable control. If NEI is delayed in the performance or progress of the Work by fire, flood, epidemic, abnormal weather conditions, acts of God, time constraints or delays caused by OWNER, or other causes not the fault of and beyond control of OWNER and NEI, then NEI shall be entitled to an equitable adjustment in Contract Times.

ARTICLE 5 - CONTRACT PRICE; COST OF THE WORK

5

5.01	OWNER shall pay NEI for completion of the Work in accordance with the Contract Documents an amount in current US funds equal to the sum of the amounts determined pursuant to the Contract Price.

A.
Contract Price. The Work described in the Scope of Work set forth in Exhibit A and the Proposal shall be performed by NEI on the basis of a fixed price of thirty-two million nine hundred sixty-one thousand five hundred fifty-seven US Dollars ($32,961,557.00 USD) (“Contract Price”). The Contract Price is intended to include design, engineering, construction management, procurement, overhead and profit for the Project. Neither OWNER, its Lender(s) nor any of their agents shall have the right to audit, inspect or otherwise obtain from NEI (or its Subcontractors or Suppliers) any invoice, record, document or information relating to the cost of the equipment, materials, labor or supplies for the Work covered by the Contract Price.

5.02	Cost of the Work

A.
Costs Included: The term Cost of the Work means the sum of all costs necessarily incurred and paid by NEI in the proper performance of the Work. When the value of Work covered by a Change Order or when a Claim for an adjustment in Contract Price is determined on the basis of Cost of the Work, the costs to be reimbursed to NEI will be only those additional or incremental costs required because of the change of the Work or because of the event giving rise to the Claim. Except as otherwise may be agreed to in writing by OWNER, such costs shall not include any of the costs itemized in Paragraph 5.02B, and shall be limited to only the following items:

1.	Costs for employees in the direct employ of NEI in the performance of the Work under the Contract Documents agreed upon by OWNER and NEI.

2.
Cost of all materials and equipment furnished and incorporated in the Work by NEI, including costs of transportation and storage thereof, and Suppliers' field services required in connection therewith. All cash discounts shall accrue to NEI.

3.	Payments made by NEI to Subcontractors for Work performed or furnished by Subcontractors.

4.	Payments made by NEI for Design Professional Services.

5.	Costs of special consultants (including but not limited to engineers, architects, testing laboratories, surveyors, attorneys, and accountants) employed for services specifically related to the Work.

6.	Supplemental costs including the following items:

a.	The proportion of necessary transportation, travel and subsistence expenses of NEI's employees incurred in discharge of duties connected with the Work.

b.
Cost, including transportation and maintenance, of materials, supplies, equipment, machinery, appliances, office and temporary facilities at the Site and hand tools not owned by the workers, which are consumed in the performance of the Work, and cost, less market value, of such items used but not consumed which remain the property of NEI.

c.
Rentals of equipment and machinery and the parts thereof whether rented from NEI or others in accordance with rental agreements approved by OWNER, and the costs of transportation, loading, unloading, installation, dismantling and removal thereof. All such costs shall be in accordance with the terms of said rental agreements. The rental of any such equipment, machinery or parts shall cease when the use thereof is no longer necessary for the Work.

d.	Sales, consumer, use, and other similar taxes related to the Work, and for which NEI is liable, imposed by Laws or Regulations.

B.	Costs Excluded: The term Cost of the Work shall not include any of the following items, which is not intended to be an exhaustive list:

1.
Payroll costs and other compensation of NEI's officers, executives, principals (of partnerships and sole proprietorships), general managers, engineers, architects, estimators, attorneys, auditors, accountants, purchasing and contracting agents, expediters, timekeepers, clerks and other personnel employed by NEI whether at the Site or in NEI's principal or a branch office for general administration of the Work and not specifically included in the agreed upon schedule of job classifications referred to in Paragraph 5.02A.1, all of which are to be considered administrative costs covered by NEI's fee.

2.	Expenses of NEI's principal and branch offices other than NEI's office at the Site when required.

3.	Any part of NEI's capital expenses, including interest on NEI's capital employed for the Work and charges against NEI for delinquent payments.

4.
Costs due to the negligence of NEI, any Subcontractor, or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable, including but not limited to the correction of defective Work, disposal of materials or equipment defective in nature or wrongly supplied, and making good any damage to property.

5.	Other overhead or general expense costs of any kind and the costs of any item not specifically and expressly included in Paragraph 5.02A.

5.03
The OWNER represents and warrants that the Project is a private construction project and that no public funds, bonds, grants or other non-private funds have been or will be used by OWNER to pay for the entire Project or any portion of the Project when the use of such funds will require compliance with any local, state, federal or international wage payments requirement including, but not limited to, prevailing wage regulations, Davis-Bacon Act, collective bargaining or other similar wage requirements. OWNER acknowledges that the Contract Price for the Project does not include the cost for NEI or any of NEI’s Subcontractors or Suppliers at any level to comply with any special wage requirements and OWNER agrees to indemnify and hold NEI and NEI’s Subcontractors and Suppliers harmless from any claim that Work performed on the Project is subject to prevailing wage, Davis-Bacon Act, collective bargaining or other similar special wage requirements.

In the event OWNER takes any action (including, but not limited to, making applications for public, bond or grant funding or executing a Project Labor Agreement) that potentially creates a special wage requirement for NEI or NEI’s Subcontractors and/or Suppliers on the Project, OWNER will give NEI written notice of such action no later than ten days after taking such action, and provide NEI with all relevant information necessary for NEI to determine the impact to NEI and/or its Subcontractors and/or Suppliers of such action. In the event that NEI or its Subcontractors and/or Suppliers at any level are required to assist in the preparation of any special allocations, schedules, certifications or other documentation to support OWNER in its effort to obtain special funding for the Project, OWNER will promptly execute a Change Order with NEI that fairly compensates NEI and its Subcontractors for such assistance, and for the resulting increased labor cost.
ARTICLE 6 - PAYMENT PROCEDURES

6

6.01
Prior to Substantial Completion, NEI shall issue monthly Applications for Payment based upon the progress of the Project, which shall be accompanied by a certification as to the Work completed to date by a representative of NEI carrying a Professional Engineer designation. Each progress payment will be made in an amount as set forth in the applicable Application for Payment. Such amount shall be equal to (a) the total Contract Price (Contract Price as adjusted for any Change Orders), multiplied by (b) the percentage of completion of the Work (based upon the Schedule of Values), less (c) the sum of (i) the applicable Down Payment credit, and (ii) the aggregate of all previous payments made to date (if any), and (iii) the Retainage of the current application amount. OWNER shall pay the amount set forth in the Application for Payment as follows:

A.
OWNER will accept the Application if, within fifteen days of receipt of each Application for Payment, OWNER does not return the Application to NEI indicating in writing its reasons for refusing to accept the Application, in which case NEI shall make the necessary corrections and resubmit the Application. Upon OWNER’s acceptance of such Application the amount will become due and when due will be paid by OWNER to NEI.

B.
If OWNER refuses to make payment of the full amount requested by NEI, OWNER must give NEI immediate written notice stating the reasons for such action and promptly pay NEI any amount remaining after deduction of the amount withheld. OWNER shall promptly pay NEI the amount withheld or any adjustment thereto agreed to when NEI remedies the reason for such action.

C.
Upon a subsequent determination that OWNER’s refusal of payment was not justified, the amount wrongfully withheld shall be treated as an amount due and subject to interest as provided in the Agreement. All monies not paid when due shall bear interest at the rate of eighteen percent (18%) per annum. If it is determined that OWNER incorrectly withheld payment of any disputed payment, then such payment shall bear interest from the date such payment would have otherwise been due until the date actually paid to NEI.

6.02
Upon Substantial Completion, NEI will submit an Application for Payment in an amount sufficient to increase total payments to NEI to equal one hundred percent (100%) of the total contract price (Contract Price as adjusted for any Change Orders), less Retainage. If the Work would be Substantially Complete but for the Work that is outside of the control of NEI, but within the control of the OWNER or OWNER’s subcontractors, the Work will be deemed Substantially Complete for payment purposes.

6.03
After NEI has completed all Punch List Items, NEI may make application for final payment following the procedure for progress payments. NEI may make application for final payment on any portion of the Work that is partially utilized by the OWNER.

D.
The final Application for Payment shall be accompanied (unless previously delivered) by: (i) documentation called for in the Contract Documents, and (ii) NEI’s complete and legally effective release or waiver (satisfactory to OWNER) of all Liens arising out of or filed in connection with the Work.

E.
OWNER shall make payment of the full amount of the final payment requested by NEI, including any Retainage previously withheld, within fifteen (15) days of OWNER’s receipt of the final Application for Payment.

6.04	Final Completion Delayed.

F.
If, through no fault of NEI, final completion of the Work is significantly delayed, OWNER shall, upon receipt of NEI's final Application for Payment, and without terminating the Agreement, make payment of the balance due for that portion of the Work fully completed and accepted.

6.05	Waiver of Claims

G.
The making of final payment will constitute acceptance of the Work, or that portion of the Work, and a waiver of all Claims by OWNER against NEI, except Claims arising from unsettled Liens, or from NEI's continuing obligations under the Contract Documents.

6.06
Late Payments. In the event that an Application for Payment is not timely paid (fifteen days after OWNER’s receipt of Application for Payment), in addition to any and all remedies available at law or in equity, NEI, at NEI’s sole discretion, (i) may impose, and OWNER shall pay, a late payment charge, after fifteen days from the OWNER’s receipt of Application for Payment, of 0.02% of the total Contract Price (Contract Price as adjusted for any Change Orders) per day of delay, or (ii) cancel the contract, if the overdue amount scheduled for payment is not paid within the next fifteen days. If OWNER is late on payment, after fifteen days from OWNER’s receipt of Application for Payment, each additional day after will result in a two (2) business day extension to the project schedule.

ARTICLE 7 - NEI REPRESENTATIONS

7

7.01	NEI represents and warrants to OWNER:

A.	NEI is familiar with the Work to be performed by OWNER and others at the Site that relates to the Work as indicated in the Contract Documents.

B.
NEI, and each of its workers, agents, and representatives, will perform all Work with care, skill, and diligence, in accordance with applicable professional standards currently recognized by such profession.

C.
NEI has correlated the information known to NEI, including reports and drawings identified in the Contract Documents, and all additional examinations, investigations, tests, studies and data necessary with respect to the Contract Documents.

ARTICLE 8 - INSURANCE REQUIREMENTS

8

8.01	NEI Insurance Requirements:

A.
NEI will maintain the insurance coverages and limits set forth in Exhibit C. NEI shall deliver to OWNER, with copies to each additional insured and loss payee, certificates of insurance (and other evidence of insurance reasonably requested by OWNER or any other additional insured or loss payee) which NEI is required to purchase and maintain.

B.
NEI shall be required to furnish a performance, payment or other Bond for the Project in the form and on terms and conditions acceptable to OWNER. The cost of any such Bond is excluded from the Contract Price. Notwithstanding any provision of the Bond Contract or this Agreement to the contrary, the term “labor, materials or equipment” shall not include any and all design, architectural or engineering services and therefore the Bond will cover labor, materials or equipment only. The Bond will not cover Exhibit F Process Agreement.

8.02	OWNER Insurance Requirements:

C.
OWNER will deliver to NEI, with copies to each additional insured and loss payee, certificates of insurance (and other evidence of insurance reasonably requested by NEI or any other additional insured) which OWNER is required to purchase and maintain.

1.
In addition to the insurance required to be provided by NEI under this Agreement, OWNER at OWNER’s option and expense, may purchase and maintain OWNER’s own liability insurance to protect OWNER against claims which may arise from operations under the Contract Documents.

2.
OWNER shall purchase and maintain property insurance upon the Construction at the Site in the amount of the full replacement cost thereof (subject to such deductible amounts as may be required by Laws or Regulations). This insurance will:

a.
Include the interests of OWNER, OWNER's Consultant, NEI, Subcontractors, and any other individuals or entities listed as a loss payee, and the officers, directors, members, partners, employees, agents, and other consultants and subcontractors of each and any of them, each of whom is deemed to have an insurable interest;

b.
Be written on a Builder's Risk "all-risk" policy form that shall at least include insurance for physical loss and damage to the Construction, temporary buildings, false work, and all materials and equipment in transit, and shall insure against at least the following perils or causes of loss: fire, lightning, extended coverage, theft, vandalism and malicious mischief, earthquake, collapse, debris removal, demolition occasioned by enforcement of Laws or Regulations, and water damage (other than that caused by flood), and such other perils or causes of loss;

c.	Include expenses incurred in the repair or replacement of any insured property (including but not limited to fees and charges of engineers and architects);

d.
Cover materials and equipment stored at the Site or at another location that was agreed to in writing by OWNER prior to being incorporated in the Construction, provided that such materials and equipment have been included in an Application for Payment approved by OWNER;

e.	Allow for partial utilization by OWNER of the Work;

f.	Include testing and start-up; and

g.
Be maintained in effect until final payment is made unless otherwise agreed to in writing by OWNER and NEI with thirty days' written notice to each other loss payee to whom a certificate of insurance has been issued.

3.
OWNER shall purchase and maintain such equipment breakdown insurance or additional property insurance on OWNER’s property as may be required by Laws or Regulations which will include the interests of OWNER, OWNER's Consultants, NEI, Subcontractors, Suppliers, and any other individuals or entities listed as a loss payee, each of whom is deemed to have an insurable interest.

4.
All the policies of insurance (and the certificates or other evidence thereof) required to be purchased and maintained by OWNER will contain a provision or endorsement that the coverage afforded will not be canceled or materially changed or renewal refused until at least 30 days' prior written notice has been given to NEI and to each other loss payee to whom a certificate of insurance has been issued and will contain the requisite waiver provisions.

5.
If NEI requests in writing that other special insurance be included in the property insurance policies, OWNER shall, if possible, include such insurance, and the cost thereof will be charged to NEI by appropriate Change Order. Prior to commencement of the Work at the Site, OWNER shall in writing advise NEI whether or not such other insurance has been procured by OWNER.

6.	All duty and responsibility to insure the Project and Site shall become the sole responsibility of OWNER immediately upon Substantial Completion of the Work.

8.03	Waiver of Rights

A.
OWNER and NEI intend that all policies purchased in accordance with Paragraph 8.01 will protect OWNER, OWNER's Consultant, NEI, Subcontractors, Suppliers, and all other individuals or entities listed as a loss payee (and the officers, directors, members, partners, employees, agents, and other consultants and subcontractors of each and any of them) in such policies and will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of subrogation or recovery against any of the insured’s or loss payees there under. OWNER and NEI waive all subrogation rights against each other and their respective officers, directors, members, partners, employees, agents, and other consultants and subcontractors of each and any of them for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Work; and, in addition, waive all such rights against OWNER's Consultant, Subcontractors, Suppliers, and all other individuals or entities identified as insured’s or loss payees under such policies for losses and damages so caused. None of the above waivers shall extend to the rights that any party making such waiver may have to the proceeds of insurance held by OWNER as trustee or otherwise payable under any policy so issued.

B.	OWNER waives all rights against NEI, Subcontractors, and Suppliers and the owners, officers, directors, members, employees and agents of any of them for:

1.
Loss due to business interruption, loss of use, or other consequential loss extending beyond direct physical loss or damage to OWNER's property caused by, arising out of or resulting from fire or other peril whether or not insured by OWNER; and

2.
Loss or damage to the completed Project or any part thereof caused by, arising out of, or resulting from fire or other insured peril or cause or loss covered by any property insurance maintained on the completed Project or part thereof by OWNER.

3.
Loss due to business interruption, loss of use, or other consequential loss extending beyond direct physical loss or damage to OWNER’s property caused by, arising out of or resulting from inadequate or incorrect information provided by OWNER.

C.
Any insurance policy maintained by OWNER covering any loss, damage or consequential loss referred to in Paragraph 8.01B shall contain provisions to the effect that in the event of payment of any such loss, damage, or consequential loss, the insurers will have no rights of recovery against NEI, Subcontractors, Suppliers, OWNER's Consultant, and the officers, directors, members, partners, employees, agents, and other consultants and subcontractors of each and any of them.

8.04	Receipt and Application of Insurance Proceeds

A.
Any insured loss under the policies of insurance will be adjusted with OWNER and made payable to OWNER as fiduciary for the insured’s, as their interests may appear, subject to the requirements of any applicable insurance policy. OWNER shall deposit in a separate account any money so received, and shall distribute it in accordance with such agreement as the parties in interest may reach.

B.
OWNER as fiduciary shall have power to adjust and settle any loss with the insurers unless one of the parties in interest shall object in writing within 30 days after the occurrence of loss to OWNER's exercise of this power.

1.	If no such objection is made by a party in interest within 30 days, all claims against OWNER by the non-objecting party in interest shall be waived.

2.	If such objection be made, OWNER as fiduciary shall make settlement with the insurers in accordance with such agreement as the parties in interest may reach.

3.
If no such agreement among the parties in interest is reached, OWNER as fiduciary shall adjust and settle the loss with the insurers and, if required in writing by any party in interest, OWNER as fiduciary shall give bond for the proper performance of such duties. The cost of any such bonds shall be charged against proceeds received as fiduciary. Failing an agreement among all parties in interest regarding distribution of proceeds, OWNER shall distribute insurance proceeds in accordance with the directions of the arbitrators selected under Paragraph 17.02.

8.05	Acceptance of Insurance; Option to Replace

D.
If either OWNER or NEI has any objection to the coverage afforded by or other provisions of the insurance required to be purchased and maintained by the other party in accordance with this Agreement on the basis of their not complying with the Contract Documents, the objecting party shall so notify the other party in writing within fifteen days after receipt of the certificates (or other evidence requested) required by Paragraph 4.03C. OWNER and NEI shall each provide to the other such additional information in respect of insurance provided as the other may reasonably request. If either party does not purchase or maintain all of the insurance required of such party by the Contract Documents, such party shall notify the other party in writing of such failure to purchase prior to the start of the Work, or of such failure to maintain prior to any change in the required coverage. Without prejudice to any other right or remedy, the other party may elect to obtain equivalent insurance to protect such other party's interests at the expense of the party who was supposed to provide such coverage, and a Change Order shall be issued to adjust the Contract Price accordingly.

8.06	Partial Utilization, Acknowledgment of Property Insurance

E.
If OWNER finds it necessary to occupy or use a portion or portions of the Work prior to Substantial Completion of all the Work as provided in Paragraph 4.04, no such use or occupancy shall commence before the insurers providing the property insurance pursuant to Paragraph 4.03 have acknowledged notice thereof and in writing effected any changes in coverage necessitated thereby. The insurers providing the property insurance shall consent by endorsement on the policy or policies, but the property insurance shall not be canceled or permitted to lapse on account of any such partial use or occupancy.

ARTICLE 9 - CONTRACT DOCUMENTS

9

9.01	The Contract Documents consist of the following:

A.	This Master Agreement between OWNER and NEI; and

B.	NEI’s Proposal PR17072R3 dated November 28, 2017; and

C.	Conceptual Documents referenced in NEI’s Proposal; and

D.	The following, which may be delivered, prepared, or issued after the Effective Date of this Agreement and are not attached hereto:

1.	Written Notice to Proceed; and

2.	All Change Orders amending, modifying or supplementing the Contract Documents pursuant to Paragraph 13.01; and

3.	Specifications as defined in Paragraph 1.01A.; and

4.	Drawings as defined in Paragraph 1.01A.

9.02	The Contract Documents may only be amended, modified, or supplemented as provided in Paragraph 9.05.

9.03
Intent. The Contract Documents comprise the entire agreement between OWNER and NEI concerning the Work. The Contract Documents are complementary; what is called for by one is as binding as if called for by all. Except as otherwise required by applicable Laws and Regulations, the Contract Documents shall govern the obligations of the Parties regarding the Work and Project.

9.04	Resolving Discrepancies

A.
In the event of a discrepancy between the Conceptual Documents on the one hand and the Proposal or Drawings or Specifications on the other hand, the Conceptual Documents will control except when OWNER has approved a Transmittal pursuant to Paragraph 11.09A.

B.
Except as otherwise specifically stated in the Contract Documents, the provisions of the Contract Documents shall take precedence in resolving any conflict, error, ambiguity, or discrepancy between the provisions of the Contract Documents and:

1.	The provisions of any such standard, specification, manual, code, or instruction (whether or not specifically incorporated by reference in the Contract Documents); or

2.
The provisions of any such Laws or Regulations applicable to the performance of the Work (unless such an interpretation of the provisions of the Contract Documents would result in violation of such Law or Regulation).

9.05	Amending and Supplementing Contract Documents

A.	The Contract Documents may only be amended to provide for additions, deletions, and revisions in the Work or to modify the terms and conditions thereof by a signed Change Order.

9.06	Reuse of Documents

A.
All documents including Drawings and Specifications prepared or furnished by NEI, or any of its Subcontractors or Suppliers, pursuant to this Agreement are for NEI's own use, and NEI shall retain all ownership rights and property interests therein whether or not the Project is completed. OWNER may make and retain copies for information and reference in connection with the use and occupancy of the Project by OWNER and others. However, such documents are not intended or represented to be suitable for reuse by OWNER or others on extensions of the Project or on any other project. Ownership of all documents prepared or furnished by NEI, or any of its Subcontractors or Suppliers, is considered confidential and proprietary and all such documentation shall be solely owned by NEI. Any reuse or any continued use after any termination without written verification or adaptation by NEI for the specific purpose intended will be at OWNER's sole risk and without liability or legal exposure to NEI, and OWNER shall indemnify and hold harmless NEI and Subcontractors from all claims, damages, losses and expenses including attorneys' fees arising out of or resulting therefrom. Any such verification or adaptation will entitle NEI to further compensation at rates to be agreed upon by OWNER and NEI.

9.07	Electronic Data

A.
The data furnished by OWNER to NEI or NEI to OWNER that may be relied upon are limited to the printed copies (also known as hard copies). Files in electronic media format of text, data, graphics, or other types are furnished only for the convenience of the receiving party. Any conclusion or information obtained or derived from such electronic files will be at the user's sole risk. If there is a discrepancy between the electronic files and the hard copies, the hard copies govern.

B.
Because data stored in electronic media format can deteriorate or be modified inadvertently or otherwise without authorization of the data's creator, the party receiving electronic files agrees that it will perform acceptance tests or procedures within thirty days, after which the receiving party shall be deemed to have accepted the data thus transferred. Any errors detected within the thirty-day acceptance period will be corrected by the transferring party.

C.
When transferring documents in electronic media format, the transferring party makes no representations as to long term compatibility, usability, or readability of documents resulting from the use of software application packages, operating systems, or computer hardware differing from those used by the data’s creator.

D.	All electronic data sent by NEI electronically is assumed received by OWNER once sent.

ARTICLE 10 - AVAILABILITY OF LANDS; DIFFERING SITE CONDITIONS; REFERENCE POINTS; HAZARDOUS ENVIRONMENTAL CONDITIONS

10

10.01	Availability of Lands

A.
OWNER shall furnish the Site. OWNER shall notify NEI of any encumbrances or restrictions not of general application but specifically related to use of the Site with which NEI will have to comply in performing the Work. Unless otherwise provided in the Contract Documents, OWNER will obtain in a timely manner and pay for easements for permanent structures or permanent changes in existing facilities. If NEI and OWNER are unable to agree on entitlement to or the amount or extent of any adjustments in the Contract Price or the Contract Times as a result of any delay in OWNER's furnishing the Site, NEI may make a Claim therefore as provided in Paragraph 13.03.

10.02	Hazardous Environmental Condition at Site

A.
NEI will not be responsible for any Hazardous Environmental Condition encountered at the Site which was not identified in the Contract Documents to be within the scope of the Work. NEI shall be responsible for materials creating a Hazardous Environmental Condition brought to the Site by NEI, Subcontractors, Suppliers or anyone else for whom NEI is responsible, and shall indemnify OWNER for the same under Paragraph 11.12.

B.
If NEI encounters a Hazardous Environmental Condition, NEI shall immediately: (i) secure or otherwise isolate such condition; (ii) stop all Construction in connection with such condition and in any area affected thereby (except in an emergency as required by Paragraph 11.08); and (iii) notify OWNER (and thereafter confirm such notice in writing). OWNER shall promptly determine the necessity of retaining a qualified expert to evaluate such condition or take corrective action, if any.

C.
NEI shall not be required to resume Construction in connection with such Hazardous Environmental Condition or in any such affected area until after OWNER has obtained any required permits related thereto and delivered to NEI written notice (i) specifying that such condition and any affected area is or has been rendered safe for the resumption of Construction, or (ii) specifying any special conditions under which such Construction may be resumed safely. If OWNER and NEI cannot agree as to entitlement to or the amount or extent of an adjustment, if any, in Contract Price or Contract Times as a result of such Construction stoppage or such special conditions under which Construction is agreed to be resumed by NEI, either party may make a Claim therefore as provided in Paragraph 13.03.

D.
If after receipt of such special written notice NEI does not agree to resume Construction based on a reasonable belief it is unsafe, or does not agree to resume such Construction under such special conditions, then OWNER may order such portion of the Work that is related to such Hazardous Environmental Condition to be deleted from the Work in accordance with Paragraph 13.01B. If OWNER and NEI cannot agree as to entitlement to or the amount or extent of an adjustment, if any, in Contract Price or Contract Times as a result of deleting such portion of the Work, then either party may make a Claim therefore as provided in Paragraph 13.03.

E.
To the fullest extent permitted by Laws or Regulations, OWNER shall indemnify and hold harmless NEI, Subcontractors, Suppliers and the officers, directors, partners, employees, agents, other consultants and subcontractors of each and any of them from and against all claims, costs, losses and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from such Hazardous Environmental Condition, provided that such Hazardous Environmental Condition: (i) was not shown or indicated in the Contract Documents to be included in the scope of the Work, and (ii) was not created by NEI, its officers, directors, partners, employees, agents, and other consultants.

ARTICLE 11 - DUTIES AND OBLIGATIONS

11

11.01	Design Professional Services

A.	Preliminary Design Phase: After the Contract Times commence to run, NEI shall:

1.	Consult with OWNER to understand OWNER's requirements for the Project and review available data;

2.
On the basis of the Conceptual Documents and NEI's Proposal, prepare preliminary design documents consisting of final design criteria, preliminary drawings, outline specifications, and written descriptions of the Project, as NEI determines is necessary;

3.
Furnish the preliminary design documents to and review them with OWNER. OWNER will have accepted the documents if within ten days OWNER does not provide written notice of rejection of documents, giving reasons therefore.

B.	Final Design Phase: After acceptance by OWNER of the preliminary design phase documents NEI shall:

1.	Prepare final Drawings showing the scope, extent, and character of the Construction to be performed and furnished by NEI and Specifications;

2.
Provide technical criteria, written descriptions, and design data required for OWNER to obtain approvals of such governmental authorities as have jurisdiction to review or approve the final design of the Project, and assist OWNER in consultations with appropriate authorities;

3.	Furnish the above documents, Drawings, and Specifications to and review them with OWNER for approval.

11.02	Services, Materials, and Equipment

A.
Unless otherwise specified in the Contract Documents, NEI shall furnish or cause to be furnished and assume full responsibility for all services, materials, equipment, labor, transportation, construction equipment and machinery, tools, appliances, fuel, heat, telephone, sanitary facilities, and all other facilities and incidentals necessary for the completion of the Work, excluding, specifically, power, light, water, temporary facilities and all other items designated as OWNER’s responsibility set forth in the Proposal and Contract Documents.

B.
Materials and equipment incorporated into the Work shall be as specified by NEI, or in the Drawings or Specifications, or if not specified shall be of good quality or new, except as otherwise provided in the Contract Documents. All warranties and guarantees specifically called for by the Contract Documents shall expressly run to the benefit of OWNER.

C.	Materials and equipment shall be stored, applied, installed, connected, erected, protected, used, and conditioned in accordance with the Contract Documents.

D.	Equipment shall be stored outside unless otherwise agreed in the Contract Documents.

E.	OWNER shall provide a suitable lay down area for any equipment and materials required to complete the Project.

11.03	Concerning Subcontractors, Suppliers, and Others

A.	NEI shall not be required to employ any Subcontractor, Supplier, or other individual or entity to furnish or perform any of the Work against whom NEI has reasonable objection.

B.
NEI shall be responsible for scheduling and coordinating Subcontractors, Suppliers, and other individuals and entities performing or furnishing any of the Work under a direct or indirect contract with NEI.

C.	NEI shall require all Subcontractors, Suppliers, and such other individuals and entities performing or furnishing any of the Work to communicate with the OWNER through NEI.

11.04	Permits

A.
Unless otherwise provided in the Contract Documents, OWNER shall obtain and pay for all necessary permits, licenses, and approvals of governmental authorities having jurisdiction over the Work. NEI shall assist OWNER, when necessary, in obtaining such permits, licenses and approvals. OWNER shall pay all governmental charges and inspection fees necessary for the performance of the Work, which are applicable on the last day for receipt of Proposals. OWNER shall pay all charges of utility owners for connections for providing permanent service to the Work, and OWNER shall pay all charges of such utility owners for capital costs related thereto.

11.05	Laws or Regulations

A.
OWNER shall give all notices required by and comply with all Laws and Regulations applicable to the performance of the Work. Except where otherwise expressly required by applicable Laws and Regulations, NEI shall not be responsible for monitoring OWNER’s compliance with any Laws or Regulations.

B.	Changes in Laws or Regulations not known on the Effective Date having an effect on the cost or time of performance are subject to a change in Contract Price or Contract Times.

11.06	Taxes

A.
OWNER shall, in addition to payment of the Contract Price, reimburse NEI for all sales, consumer, use, gross receipts, excise, and other similar taxes which are applicable during the performance of the Work and are either paid by NEI or are required to be reimbursed by NEI to its Subcontractors, Suppliers, Engineers, or similar entity. Such requirements shall not apply to taxes payable by NEI on the income of NEI.

11.07	Record Documents

A.
During the Contract Times, NEI shall maintain in a safe place one record copy of all Drawings, Specifications and Change Orders, in good order and annotated to show all changes made during performance of the Work. These record documents together with all approved Transmittals will be available to OWNER for reference. Upon completion of the Work, these record documents and Transmittals will be delivered to OWNER.

11.08	Emergencies

In emergencies affecting the safety or protection of persons or the Work or property at the Site or adjacent thereto, NEI is obligated to act to prevent threatened damage, injury or loss. NEI shall give OWNER prompt written notice if NEI believes that any significant changes in the Work or variations from the Contract Documents have been caused thereby or are required as a result thereof. If a change in the Contract Price or Contract Times is required because of the action taken by NEI in response to such an emergency, a Change Order will be issued.

11.09	Transmittal

A.
OWNER will review Transmittals in accordance with the schedule of required Transmittals accepted by OWNER. OWNER will have accepted the Transmittals if within ten days OWNER does not provide written notice of rejection of Transmittals, giving reasons therefore. OWNER's review and approval will be only to determine if the items covered by the Transmittals will, after installation or incorporation in the construction, conform to the information given in the Contract Documents and be compatible with the design concept of the completed Project as a functioning whole as indicated by the Contract Documents.

11.10	Continuing the Work

A.	NEI may continue the Work during all disputes or disagreements with OWNER, except as NEI and OWNER may otherwise agree in writing.

11.11	NEI's General Warranty and Guarantee

A.
NEI warrants and guarantees to OWNER that all Construction will be in accordance with the Contract Documents and will not be defective in material and workmanship for one year from the date of Substantial Completion.

B.
Should OWNER discover a defect in material or workmanship within one year from Substantial Completion, OWNER shall notify NEI in writing within five days, and thereafter NEI shall commence to repair the defective Work with due diligence.

C.
NEI will use all reasonable efforts to obtain for OWNER manufacturers’ guarantees or warranties for materials, components, or equipment included in the Construction. To the extent such warranties are assignable, NEI hereby assigns to OWNER all warranties that are granted to NEI by supplies of materials, components, or equipment obtained in conjunction with this Work.

D.	NEI's warranty and guarantee hereunder excludes defects or damage caused by:

1.
Abuse, unusual stress, accident, willful acts, negligence, disasters such as fire, flood, wind, and lightning, modification, or improper maintenance or operation or installation by persons other than NEI; or

2.	Normal wear and tear under normal usage; or

3.	Failure of OWNER to provide required periodic and noticed maintenance; or

4.	Unauthorized or improper installation of attachments, repairs, or modifications; or

5.	Use of any material, component, or piece of equipment which NEI did not design, manufacture, supply, or repair.

E.
NEI warrants to OWNER that the repairs, parts, and services provided by NEI under warranty will be free from defects in material and workmanship for the period commencing on the date of the repair, installation of part, or the date of completion of the service until the expiration of the original General Warranty and Guarantee.

F.	To keep the General Warranty and Guarantee set forth in this Agreement, OWNER has the following responsibilities:

1.
OWNER must make all efforts to prove that the Construction has been serviced as recommended by the equipment manufacturer, by properly qualified, certified maintenance staff. Failure to provide proof of service may terminate the warranty; and

2.	OWNER must make all reasonable efforts to protect Construction from further damage in the event of mechanical breakdown or failure; and

3.
OWNER must notify NEI of any alterations or additions to the Construction and of any proposed departure from ordinary working conditions from which the Construction is designed to operate. NEI must approve the alterations, additions, or changes in operation of the Construction in writing, in order for the General Warranty and Guarantee to remain in effect.

11.12	Indemnification

A.
To the fullest extent permitted by Laws or Regulations, NEI shall indemnify and hold harmless OWNER, OWNER's Consultants, and the officers, members, directors, partners, employees, agents, other consultants and subcontractors of each from and against all claims, costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys and other professionals and all court or arbitration or other dispute resolution costs) arising out of or resulting from the performance of the Work, provided that any such claim, cost, loss, or damage is attributable to bodily injury, sickness, disease, or death, or damage to or destruction of property, but only to the extent caused by any negligent act or omission or willful misconduct of NEI, any Subcontractor, any Supplier, or any individual or entity directly or indirectly employed by any of them to perform or furnish any of the Work. NEI’s duty to indemnify and hold harmless OWNER and the other indemnitees named above shall not arise to the extent any such claim, cost, loss, or damage arises out of the negligent act or omission, or willful misconduct, of OWNER, OWNER’s consultants, and the officers, members, directors, partners, employees, agents, other consultants, and subcontractors of each.

B.	The indemnification obligations of NEI under Paragraph 11.12A shall not extend to the liability of OWNER's Consultant, and their officers, directors, members, partners,

employees, agents, other consultants, and subcontractors arising out of the preparation or approval of maps, drawings, opinions, reports, surveys, designs, business plans, or specifications.

ARTICLE 12 - OWNER'S RESPONSIBILITIES

12

12.01	General

A.	In addition to specific requirements set forth in other sections of this Agreement, OWNER shall do the following in a timely manner so as not to delay the services of NEI:

1.	Provide such legal services as OWNER may require with regard to legal issues pertaining to the Project including any that may be raised by NEI;

2.
If requested in writing by NEI, furnish reasonable evidence satisfactory to NEI that sufficient funds are available, free of restriction, and committed for the entire cost of the Project. Unless such reasonable evidence is furnished, NEI is not required to commence or continue any Work, or may, if such evidence is not presented within fifteen days, stop Work upon fifteen days’ notice to the OWNER;

3.	Make payments to NEI promptly when they are due;

4.	Furnish to NEI, as required for performance of NEI's services, the following, when applicable, all of which NEI may use and rely upon in performing services under this Agreement:

a.	Environmental assessment and impact statements;

b.	Property, boundary, easement, right-of-way, topographic, and utility surveys;

c.	Property descriptions;

d.	Zoning, deed, and other land use restrictions;

e.	Engineering surveys to establish reference points for design and construction which in OWNER's judgment are necessary to enable NEI to proceed with the Work;

f.	Assistance to NEI in filing documents required to obtain necessary permits, licenses, and approvals of governmental authorities having jurisdiction over the Project;

g.	Permits, licenses, and approvals of government authorities OWNER is specifically required to obtain by the Contract Documents; and

h.
Identify all reports known to OWNER of explorations and tests of subsurface conditions at or contiguous to the Site, all drawings known to OWNER of physical conditions relating to existing surface or subsurface structures at the Site, and any information or data known to OWNER concerning underground facilities at the Site.

5.	Provide information known to OWNER relating to the presence of materials and substances at the Site which could create a Hazardous Environmental Condition;

6.	Obtain such additional geotechnical and related information which NEI deems necessary for performance of the Work;

7.	Notify NEI as soon as possible of any issues and concerns;

8.
Designate the OWNER representative who is capable of making decisions on behalf of the OWNER. The Owner Representative for the purposes of the Contract Documents is the President of the OWNER (currently Scott Mundt) or such other person as OWNER will designate in writing;

9.	Provide all subsurface reports consistent with a buildable site that is provided by the OWNER;

10.	When the OWNER has a safety program the OWNER will be responsible for safety at the Site.

12.02	Limitations on OWNER's Rights and Responsibilities

A.
The OWNER shall not supervise, direct, or have control or authority over, nor be responsible for, NEI's means, methods, techniques, sequences, or procedures of construction or the safety precautions and programs incident thereto, unless called for by the Contract Documents.

B.	The OWNER shall not directly engage or contract with any Subcontractors unless and until such Subcontractor has completed all duties and obligations owed to NEI under any Subcontract for the Project.

12.03	OWNER's Consultant

A.	OWNER's Consultant, if any, has no duty, responsibility, or authority with respect to NEI. Cost of such consultant is the OWNER’s responsibility.

12.04	Compliance with Safety Program

A.	While at the Site, OWNER’s employees, contractors and representatives shall comply with the specific applicable requirements of any safety programs implemented by NEI for the Project.

ARTICLE 13 - CHANGES IN THE WORK; CLAIMS

13

13.01	Authorized Changes in the Work

A.
OWNER may, at any time or from time to time and with lender notification, order additions, deletions, or revisions in the Work within the general scope of the Contract by a Change Order. Upon receipt of any such Change Order, NEI shall review the Change Order for compliance with the Contract Documents, specifically ensuring compatibility with existing specifications, and thereafter promptly proceed with the Work involved which will be performed under the applicable conditions of the Contract Documents (except as otherwise specifically provided).

B.	OWNER and NEI shall execute appropriate Change Orders covering:

1.
Changes in the Work which are (i) ordered by OWNER pursuant to Article 13, (ii) required because of acceptance of defective Construction under Paragraph 15.04, (iii) required because of Hazardous Environmental Conditions pursuant to Paragraph 10.02D, or (iv) agreed to by the Parties; and

2.
Changes in the Contract Price or Contract Times which are agreed to by the Parties, including any undisputed sum or amount of time for Work actually performed in accordance with the Contract Documents or a Change Order.

13.02	Unauthorized Changes in the Work

A.
NEI shall not be entitled to an increase in the Contract Price or an extension of the Contract Times with respect to any Work performed that is not required by the Contract Documents as amended, modified and supplemented, except in the case of an emergency as provided in Paragraph 11.08.

13.03	Claims

A.
Notice: If OWNER and NEI are unable to agree on entitlement to, or on the amount or extent, if any, of an adjustment in the Contract Price or an adjustment of the Contract Times that should be allowed as a result of any Change Order or other occurrence for which the Contract Documents provide that such adjustment(s) may be made, a Claim may be made therefore. Written notice of intent to make such a Claim shall be submitted to the other party promptly and in no event more than fifteen days after the start of the occurrence or event giving rise to the Claim.

B.	Resolution: The parties mutually agree to cooperate with each other to timely resolve any disputes or Claims in a professional manner.

ARTICLE 14 - CHANGE OF CONTRACT PRICE; CHANGE OF CONTRACT TIMES

14

14.01	Change of Contract Price

A.
The Contract Price may only be changed by a Change Order. Any Claim for an adjustment in the Contract Price shall be based on written notice delivered by the party making the Claim to the other party promptly in accordance with Paragraph 13.03.

B.	NEI's Fee: NEI's fee for overhead and profit on Change Orders is a fixed fee of 18.5%.

14.02	Change of Contract Times

A.	The Contract Times may only be changed by a Change Order.

B.
Delays Beyond NEI's Control: Where NEI is prevented from completing any part of the Work within the Contract Times due to delay beyond the control of NEI as set forth in Paragraph 4.07, the Contract Times will be extended in an amount equal to the time lost due to such delay if a Claim is made by NEI therefore as provided in Paragraph 13.03.

C.
If OWNER or other contractor or utility owners performing other work for OWNER or anyone for whom OWNER is responsible, delays, disrupts, or interferes with the performance or progress of the Work, then NEI shall be entitled to an equitable adjustment in the Contract Price or the Contract Times, or both, as set forth in a Change Order or to the extent NEI makes a Claim under Paragraph 13.03.

ARTICLE 15 - TESTS AND INSPECTIONS; CORRECTION, REMOVAL OR ACCEPTANCE OF DEFECTIVE CONSTRUCTION

15

15.01	Notice of Defects

A.
OWNER shall give NEI written notice of all defective Construction of which OWNER has knowledge within five days of OWNER’s discovery of said defect. All defective Construction may be rejected, corrected or accepted as provided in this Article 15.

15.02	Correction or Removal of Defective Construction

A.
OWNER will have authority to disapprove or reject defective Construction and will have authority to require special inspection or testing of the Construction whether or not the Construction is fabricated, installed or completed. If required by OWNER, NEI shall promptly, as directed, either correct all defective Construction, whether or not fabricated, installed or completed, or, if the Construction has been rejected by OWNER, remove it from the Site and replace it with non-defective Construction. NEI shall bear all direct, indirect, and consequential costs of such correction or removal (including but not limited to fees and charges of engineers, architects, attorneys and other professionals and all court, arbitration, or other dispute resolution costs) arising out of or relating to such correction or removal.

15.03	Correction Period

A.
If within one month after the date of Substantial Completion or such longer period of time as may be prescribed by Laws or Regulations or by the terms of any applicable specific provision or guarantee required by the Contract Documents, any Construction is found to be defective, NEI shall promptly, without cost to OWNER and in accordance with OWNER’s written instructions, (i) correct such defective Construction, or, if it has been rejected by OWNER, remove it from the Site and replace it with Construction that is not defective, and (ii) satisfactorily correct or remove and replace any damage to other Construction or the work of others resulting there from.

15.04	Acceptance of Defective Construction

A.
If, instead of requiring correction or removal and replacement of defective Construction, OWNER prefers to accept it, OWNER may do so. If any such acceptance occurs prior to final payment, a Change Order will be issued incorporating the necessary revisions in the Contract Documents with respect to the Construction; and OWNER shall be entitled to an appropriate decrease in the Contract Price, and, if the Parties are unable to agree as to the amount thereof, OWNER may make a Claim therefore. Notwithstanding the foregoing, any defective Construction known by OWNER and not disclosed to NEI at the time of acceptance and final payment shall be deemed to be accepted by OWNER and NEI shall have no obligation to correct, or remove and replace such defect, or make any payment to OWNER with respect thereto. For purposes of this Section, defective Construction shall be known to OWNER only if it is within the actual knowledge of any officer, director, manager, member, designated construction representative, employee or management for OWNER.

ARTICLE 16 - SUSPENSION OF WORK AND TERMINATION

16

16.01    OWNER May Suspend Work

A.
OWNER may suspend the Work or any portion thereof for a period of not more than 60 days by notice in writing to NEI which will fix the date on which Work will be resumed. NEI shall resume the Work on the date so fixed. NEI shall be allowed an adjustment in the Contract Price or an extension of the Contract Times, or both, directly attributable to any such suspension if NEI makes a Claim therefore as provided in Paragraph 13.03.

16.02	OWNER May Terminate for Cause

A.	The occurrence of any one or more of the following events justifies termination for cause:

1.
NEI's persistent failure to perform the Work in accordance with the Contract Documents (including, but not limited to, failure to supply sufficiently skilled workers or suitable materials or equipment or failure to adhere to the progress schedule as may be adjusted from time to time).

2.	NEI's disregard of Laws or Regulations of any public body having jurisdiction.

3.	NEI's violation in any substantial way of provisions of the Contract Documents.

B.
If one or more of the events identified in Paragraph 16.02A occur, OWNER may, after giving NEI thirty days' written notice, terminate the services of NEI, take possession of any completed Drawings and Specifications prepared by or for NEI (subject to the indemnification provisions of Paragraph 11.12), exclude NEI from the Site, and take possession of the Work.

C.
Notwithstanding Paragraph 16.02B, NEI’s services will not be terminated if NEI begins, within seven days of receipt of notice of intent to terminate, to correct its failure to perform and proceeds diligently to cure such failure within no more than thirty days of receipt of said notice.

16.03	NEI May Stop Work or Terminate

B.
If, through no act or fault of NEI, the Work is suspended for a period of more than sixty days by OWNER or under an order of court or other public authority, or OWNER fails to act on any Application for Payment within thirty days after it is submitted or OWNER fails for thirty days to pay NEI any sum finally determined to be due, then NEI may, upon seven days' written notice to OWNER, and provided OWNER does not remedy such suspension or failure within that time, terminate the Agreement and recover from OWNER payment on the same terms as provided in Articles 5 and 6. In lieu of terminating the Agreement and without prejudice to any other right or remedy, if OWNER has failed for thirty days to pay NEI any sum finally determined to be due, NEI may upon seven days' written notice to OWNER stop the Work until payment is made of all such amounts due NEI, including interest thereon. The provisions of this Paragraph 16.03A are not intended to preclude NEI from making Claim under Paragraph 13.03 for an increase in Contract Price or Contract Times or otherwise for expenses or damage directly attributable to NEI's stopping Work as permitted by this paragraph.

16.04	Payment upon Termination

C.
If this Agreement is terminated, NEI shall be paid by OWNER for all services performed in accordance with the Contract Documents through the date of termination, actual expenses and amounts owed by NEI at the time of notice of termination, and cancellation charges for any close-out activities requested by OWNER.

ARTICLE 17 - GOVERNING LAW AND JURISDICTION

17

17.01	Mediation

A.
If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the Parties may mutually agree to first try in good faith to settle the dispute by mediation under the rules of the American Arbitration Association’s Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof which remains unresolved for more than 30 days after commencement of mediation shall be settled in accordance with Paragraph 17.02 below.

17.02	Binding Arbitration

A.
This Agreement and all matters arising from or connected with it shall be governed by and construed in accordance with the laws of the State of South Dakota, without regard to the conflict of law provisions thereof.

B.
Any dispute, controversy or claim arising from or connected with this Agreement, including, without limitation, one regarding the existence, validity or termination of this Agreement or the consequences of its nullity (a "Dispute") shall be finally resolved by arbitration using the Rules of the American Arbitration Association’s Commercial Arbitration Rules and Arbitration Procedures which are deemed to be incorporated by reference into this section. However, the arbitration shall not be filed with the American Arbitration Association or operate under its auspices. Rather, the Parties shall mutually agree upon a single arbitrator who is licensed to practice law and certified as a neutral (“a Neutral”); if the Parties cannot agree upon a Neutral, then each party shall select a Neutral who has no current or prior attorney-client relationship with either party and the selected Neutrals shall then select a Neutral to serve as the single arbitrator.

C.	The seat of the arbitration shall be the City of Sioux Falls, South Dakota, and the language of the arbitration shall be English.

D.
The failure or refusal of any party, having been given due notice thereof, to participate at any stage of the arbitration proceedings shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

E.	The parties waive any right to refer points of law or to appeal to the courts, to the extent that such waiver can validly be made.

F.	The parties agree that the arbitrator shall have the power to order on a provisional basis any relief which it would have power to grant in a final award.

G.	Any arbitral award shall be binding from the day it is made and judgment upon the award may be entered in any court of competent jurisdiction.

H.
Notwithstanding the foregoing, either party may seek interim measures of protection, including temporary, preliminary and injunctive relief from a court of competent jurisdiction, but only to the extent necessary to obtain, or to challenge the grant or continuation of, that relief. The Parties shall otherwise still be required to act in accordance with this Paragraph 17.02 as if no application for interlocutory relief had been made.

ARTICLE 18 - MISCELLANEOUS

18

18.01
No assignment by a party hereto of any rights under or interests in the Contract Documents will be binding on another party hereto without the written consent of the party sought to be bound; and, specifically but without limitation, moneys that may become due and moneys that are due may not be assigned without such consent (except to the extent that the effect of this restriction may be limited by law), and unless specifically stated to the contrary in any written consent to an assignment no assignment will release or discharge the assignor from any duty or responsibility under the Contract Documents.

18.02
Any provision or part of the Contract Documents (not including the Specifications and Drawings) held to be void or unenforceable under any Law or Regulation shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon OWNER and NEI, who agree that the Contract Documents shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

18.03
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the Parties hereto. Facsimile, PDF, or similar reproductions of signatures of the Parties hereto shall be binding.

18.04
The Parties acknowledge that each party and their counsel have had the opportunity to review and negotiate the terms and conditions of this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not by employed in the interpretation of this Agreement or any Exhibits or Amendments hereto.

18.05
The OWNER agrees to allow NEI the right to advertise, in any way, the Work being performed by NEI. The OWNER agrees to provide any performance data necessary for NEI to advertise the Work. The OWNER agrees it will assist in the coordination of any tours necessary for NEI to showcase the Work.

18.06	The OWNER acknowledges that clerical mistakes such as spelling errors, reference errors, and other errors are possible and hereby give NEI the right to correct any such errors.

18.07
All representations, indemnifications, warranties and guarantees made in, required by or given in accordance with the Contract Documents, as well as all continuing obligations indicated in the Contract Documents, will survive final payment, completion and acceptance of the Work and termination or completion of the Contract.

IN WITNESS WHEREOF, OWNER and NEI have signed this Agreement in duplicate. One counterpart each has been delivered to OWNER and NEI. All portions of the Contract Documents have been signed, initialed or identified by OWNER and NEI.
OWNER:    Dakota Ethanol LLC                Nelson Engineering, Inc.
By: /s/ Scott Mundt                By: /s/ Jerry Baker
Date: 11/30/17                 Date: 11/30/17
Its:     CEO                    Its:     CEO

Address for giving notices:                Address for giving notices:
Dakota Ethanol LLC                    Nelson Engineering, Inc.

46269 SD Hwy 37                    500 W Hanger Street

Wentworth, SD 57075                    Sioux Falls, SD 57104

Designated Representative:                Designated Representative:

Name: Scott Mundt                    Name: Jerry Baker

Title: General Manager                     Title: CEO

Address: 46269 SD Hwy 34             Address: 500 W Hanger Street

Wentworth, SD 57075                 Sioux Falls, SD 57104

Phone: 605.483.2679                 Phone: 605.275.2025

Facsimile: 605.483.2681                 Facsimile:      605.385.0007